Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Agreement”) is made and entered into by and between Tenax Therapeutics, Inc. (the “Company”) and John Kelley (the “Executive”). Throughout the remainder of this Agreement, the Company and Executive may be collectively referred to as the “Parties” and individually referred to as a “Party.”

WHEREAS, Executive is currently employed as Chief Executive Officer of the Company pursuant to an Executive Employment Agreement dated November 13, 2013 as amended by a First Amendment to Executive Employment Agreement dated June 18, 2015 (the “Employment Agreement”) and is subject to the terms of the Employee Non-Disclosure, Inventions Assignment, and Competitive Business Activities Agreement, executed by Executive on November 13, 2013 (the “Confidentiality Agreement”).

WHEREAS, the employment relationship between the Company and Executive is being terminated as of the Effective Separation Date defined herein and Executive’s entitlement to certain compensation and benefits under the Employment Agreement upon termination of his employment is conditioned, in part, upon his execution and non-revocation of this Agreement.

WHEREAS, Executive represents that he has carefully read this entire Agreement, understands its consequences, and voluntarily enters into it.

NOW THEREFORE, in consideration of the above and the mutual promises set forth below, Executive and the Company agree as follows:

1. SEPARATION AND RESIGNATION FROM DIRECTOR AND OFFICER POSITIONS. Executive’s employment with the Company will terminate on Monday, April 3, 2017 (“Effective Separation Date”). As of the Effective Separation Date, Executive shall be resigned as a member of the Board of Directors of the Company and of all employment with the Company, including without limitation his position as the Company’s Chief Executive Officer.

2. SEVERANCE BENEFITS. In consideration of the release of claims and other promises contained herein and on the condition that this Agreement has become effective under Section 8 of this Agreement and that Executive fully complies with his obligations under this Agreement and the Confidentiality Agreement, the Company will provide Executive with the following:

(a) Pursuant to Section 6(d)(ii)(B) of the Employment Agreement, the Company shall pay to Executive the sum of Four Hundred Thirty Thousand Dollars ($430,000) (less all applicable withholdings), payable in a lump sum on the sixtieth (60th) day following the Effective Separation Date (“Severance Payment Date”).

(b) Pursuant to Section 6(d)(ii)(C) of the Employment Agreement, the Company shall pay to Executive the sum of Eighty Two Thousand One Hundred Seventy One Dollars and Twenty Three Cents Dollars ($82,171.31) (less all applicable withholdings), payable in a lump sum on the Severance Payment Date.

(c) Pursuant to Section 6(d)(ii)(D) of the Employment Agreement, conditioned on the proper and timely election by Executive and/or his qualified beneficiaries to continue group health insurance under COBRA after the Effective Separation Date, reimbursement of the applicable COBRA premiums paid by Executive for such continuation coverage for up to the twelve (12) month period following the Effective Separation Date. Reimbursements for COBRA premium payments shall begin on the Severance Payment Date and shall be made as soon as possible following the Executive’s submission to the Company of proof of timely payments, but not later than thirty (30) days after the Executive’s submission of proof of timely payments; provided, however, all such claims for reimbursement shall be submitted by the Executive and paid by the Company no later than fifteen (15) months following the termination of the Executive’s employment. Any obligation for the Company to make payments for COBRA reimbursement under this Agreement shall immediately cease when the Executive becomes eligible for health insurance from a subsequent employer, and the Executive shall promptly notify the Company of such subsequent eligibility. If Executive desires COBRA coverage, Executive shall bear full responsibility for applying for COBRA coverage and nothing herein shall constitute a guarantee of COBRA benefits. Under no circumstances will Executive be entitled to a cash payment or other benefit in lieu of reimbursements for the actual costs of premiums for COBRA continuation hereunder.The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year.

3. EMPLOYMENT AGREEMENT. Executive acknowledges and agrees that he is required to execute this Agreement as a condition of receiving the benefits set forth herein, including specifically the benefits provided in Section 2. Executive further acknowledges and agrees the Employment Agreement is hereby terminated, but that he shall continue to be fully bound by the terms of the Confidentiality Agreement.

4.     SPECIAL CONSULTING SERVICES.

(a) Term and Nature of Services. Beginning on the second business day following the Effective Separation Date and continuing until the 12 month anniversary of the Effective Separation Date (the “Consulting Term”), unless earlier terminated, Executive will be available at his discretion to provide consulting services to the Company as requested by and under the direction of the CEO (hereafter, the “Consulting Arrangement”) related to Executive’s knowledge, expertise and areas of prior responsibility for the Company. Such services may include identified legal and regulatory matters, transition assistance, the provision of background, and as otherwise requested by the CEO. All consulting services shall be performed off-site, and the Company will not provide office facilities or computer equipment to Executive. Executive will be available at his discretion to provide consulting services at such times and in such amount as reasonably requested by the CEO and/or as necessary; provided that such services shall not exceed 20% of Executive average amount of work time during the thirty six (36) month period prior to the Effective Separation Date, in order to ensure that Executive’s separation from employment with the Company is considered a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code.

(b) Compensation for Consulting Services. During the Consulting Term, in full compensation for the delivery of consulting services, and subject to Section 3(c), the Company shall pay to Executive a consulting rate of $500.00 per hour.

(c) Independent Contractor Status. The parties hereby acknowledge and agree that Executive’s provision of consulting services shall be provided strictly as an independent contractor. Nothing in this Agreement shall be construed to render him an employee, co-venturer, agent, or other representative of the Company during the Consulting Term. Executive understands that he must comply with all tax laws applicable to a self-employed individual, including the filing of any necessary tax returns and the payment of all income and self-employment taxes. The Company shall not be required to withhold from any consulting fee payments any state or federal income taxes or to make payments for Social Security tax, unemployment insurance, or any other payroll taxes. The Company shall not be responsible for, and shall not obtain, worker’s compensation, disability benefits insurance, or unemployment security insurance coverage for Executive. Executive is not eligible for, nor entitled to, and shall not participate in, any of the Company’s benefit plans. Consistent with his duties and obligations under this Consulting Arrangement, Executive shall, at all times, maintain sole and exclusive control over the manner and method by which he performs his consulting services.

5. EXECUTIVE ACKNOWLEDGEMENTS. By signing this Agreement, Executive represents that (a) he has been properly paid for all time worked and received all salary, expense reimbursement, and all other amounts of any kind due to him from the Company with the exceptions of his final paycheck for work during his final payroll period which will be paid on the next regularly scheduled payroll date following the Effective Separation Date, and the pay and benefits under this Agreement, and (b) that the payments set forth in Section 2 of this Agreement constitute all post-termination or severance payments or benefits to which Executive is entitled to receive under his Employment Agreement, and he is not entitled to any other compensation, payments or benefits of any nature as the result of the termination of his employment.

6.    RELEASE.

(a)           In consideration of the benefits conferred by this Agreement, EXECUTIVE (ON BEHALF OF HIMSELF AND HIS ASSIGNS, HEIRS AND OTHER REPRESENTATIVES) RELEASES THE COMPANY AND ITS RELATED PARTIES (DEFINED BELOW) (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS KNOWN OR UNKNOWN, HE MAY HAVE OR CLAIM TO HAVE AGAINST THE COMPANY, ITS PREDECESSORS, SUBSIDIARIES OR AFFILIATES arising from or relating to his employment with the Company and separation therefrom, to the fullest extent permitted by law, including but not limited to claims:

(i) for discrimination, harassment or retaliation arising under federal, state or local laws prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended), sex, national origin, race, religion, disability, veteran status or other protected class discrimination, harassment or retaliation for protected activity;

(ii) for compensation and benefits (including but not limited to claims under the Employee Retirement Income Security Act of 1974 (“ERISA”), Fair Labor Standards Act of 1938 (“FLSA”), Family and Medical Leave Act of 1993 (“FMLA”), all as amended, and similar federal, state, and local laws and claims under any other Company policy, plan or program;

(iii) under federal, state or local law of any nature whatsoever (including but not limited to constitutional, statutory, tort, express or implied contract or other common law); and

(iv) for attorneys’ fees.

Provided, however, the release of claims set forth in this Agreement does NOT:

(v) apply to claims for workers’ compensation benefits, vested retirement benefits or unemployment benefits filed with the applicable state agencies or where otherwise prohibited by law;

(vi) bar a challenge under the Older Workers Benefit Protection Act of 1990 (OWBPA) to the enforceability of the waiver and release of ADEA claims set forth in this Agreement; or

(vii) prohibit Executive from filing a charge with or participating in an investigation by the U.S. Equal Employment Opportunity Commission or other governmental agency with jurisdiction concerning the terms, conditions and privileges of employment or jurisdiction over the Company’s business or assisting with an investigation conducted internally by the Company; provided, however, that by signing this Agreement, Executive waives the right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations or proceedings. This Agreement does not limit Executive’s right to receive an award for information provided to the SEC, FINRA, or any other securities regulatory agency or authority.

(b) Executive will not sue the Releasees on any matters relating to his employment or separation therefrom arising before the execution of this Agreement (with the sole exception of claims and challenges set forth in subparagraph (a) (v) through (vi) above), or join as a party with others who may sue on any such claims, or opt-in to an action brought by others asserting such claims, and in the event that Executive is made a member of any class asserting such claims without his knowledge or consent, Executive shall opt out of such action at the first opportunity.

(c) The Releasees which Executive is releasing by signing this Agreement include: the Company and its predecessors, successors, and assigns and its and/or their past, present and future owners, parents, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, employees, employee benefit plans (together with all plan administrators, trustees, fiduciaries and insurers) and agents.

7. COMPANY INFORMATION AND PROPERTY.

(a) Executive shall not at any time after his employment terminates disclose, use or aid third parties in obtaining or using any confidential or proprietary Company information nor access or attempt to access any Company computer systems, networks or any resources or data that resides thereon.

Confidential or proprietary information is information relating to the Company or any aspect of its business which is not generally available to the public, the Company’s competitors, or other third parties, or ascertainable through common sense or general business or technical knowledge; however, nothing in this paragraph or in this Agreement or in the agreements referenced in subparagraph (c) below is intended, nor shall be construed, to (i) prohibit Executive from any communications to, or participation in any investigation or proceeding conducted by, any governmental agency referenced in paragraph 6, (ii) interfere with, restrain, or prevent Executive communications regarding wages, hours, or other terms and conditions of employment, or (iii) prevent Executive from otherwise engaging in any legally protected activity. Moreover, notwithstanding the foregoing or any other provision in this Agreement, Executive cannot be held criminally or civilly liable under any federal or state trade secret law if he discloses a trade secret (iv) to federal, state, or local government officials, to his attorneys, or in a sealed court document, for the purpose of reporting or investigating a suspected violation of the law; or (v) to his attorneys or in a sealed court document in connection with a lawsuit for retaliation by an employer for reporting a suspected violation of the law.

(b)           All records, files or other materials maintained by or under the control, custody or possession of the Company or its agents in their capacity as such shall be and remain the Company’s property and Executive shall return all such property. By signing this Agreement, Executive represents that:

(i)             Executive has returned all the Company property (including, but not limited to, credit cards; keys; company car; cell phone; air card; access cards; thumb drive(s), laptop(s), personal digital devices and all other computer hardware and software; records, files, documents, manuals, and other documents in whatever form they exist, whether electronic, hard copy or otherwise and all copies, notes or summaries thereof and turned over all Company passwords or access codes which he created, received or otherwise obtained in connection with his employment);

(ii)             Executive has not deleted any emails, files or other information from any Company computer or device prior to his return of the property;

(iii)             Executive has permanently deleted any Company information that may reside on his personal computer(s), other devices or accounts and, if requested by the Company, has submitted all personal computers, phones and other devices which he used for Company business, and has identified all personal accounts on which Company information has been placed and related passwords, to a third party vendor, as may be designated by the Company, for inspection and removal of any Company-related information; and

(iv)             Executive will fully cooperate with the Company in winding up his work and transferring that work to those individuals designated by the Company.

(c)           Nothing in this Agreement shall relieve Executive from any obligations under any other previously executed confidentiality, proprietary information or secrecy agreements. All such agreements shall continue to be in full force and effect upon the execution of this Agreement subject to the clarification set forth in subparagraph (a) above.

8.           RIGHT TO REVIEW AND REVOKE. The Company delivered this Agreement to Executive on March 29, 2017 by hand-delivery and desires that he have adequate time and opportunity to review and understand the consequences of entering into it. Accordingly, the Company advises him to consult with his attorney prior to executing it and that he has 21 days within which to consider it. In the event that he does not return an executed copy of the Agreement to Margaret Rosenfeld at Smith Anderson by no later than the 22nd calendar day after receiving it, this Agreement and the obligations of the Company herein shall become null and void and Executive’s employment will terminate on the Effective Separation Date and he will receive base pay (less applicable deductions) through the Effective Separation Date and will not be eligible for the severance benefits described in Section 2. Executive may revoke the Agreement during the seven (7) day period immediately following his execution of it. The Agreement will not become effective or enforceable until the revocation period has expired. To revoke the Agreement, a written notice of revocation must be delivered to Margaret Rosenfeld at Smith Anderson.

9.            NON-DISPARAGEMENT.    Executive represents and warrants that since receiving this Agreement, he (i) has not made, and going forward will not make, disparaging, defaming or derogatory remarks about the Company or its products, services, business practices, directors, officers, managers or employees to anyone; nor (ii) taken, and going forward will not take, any action that may impair the relations between the Company and its vendors, customers, employees, or agents or that may be detrimental to or interfere with, the Company or its business.

The Company represents and warrants that each of its named executive officers and each of its directors since providing this Agreement to Executive, (i) has not made, and going forward will not make, disparaging, defaming or derogatory remarks about Executive; nor (ii) taken, and going forward will not take, any action that might impair the future business or employment relations between Executive and third-parties, except as those same relations are expressly restricted by the terms of this Agreement.

             Nothing in this section nor in this Agreement is intended, nor shall be construed, to (i) prohibit Executive, the Company’s named executive officers or the Company’s directors from any communications to, or participation in any investigation or proceeding conducted by, any governmental agency referenced in paragraph 6, (ii) interfere with, restrain, or prevent Executive from communications regarding wages, hours, or other terms and conditions of employment, or (iii) prevent Executive from otherwise engaging in any legally protected activity.

10.            OTHER. Except as expressly provided in this Agreement, this Agreement supersedes all other understandings and agreements, oral or written, between the parties and constitutes the sole agreement between the parties with respect to its subject matter. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and no agreement, statement or promise not contained in the Agreement shall be valid or binding on the parties unless such change or modification is in writing and is signed by the parties. Executive's or the Company's waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.

This Agreement is intended to avoid all litigation relating to Executive's employment with the Company and his separation therefrom; therefore, it is not to be construed as the Company's admission of any liability to him - liability which the Company denies.

If Executive does not abide by this Agreement, then he will: (i) return all monies received under this Agreement and the Company will be relieved of its obligations hereunder, except to the extent that such return and relief would result in invalidation of the release set forth above, and (ii) indemnify the Company for all expenses it incurs in seeking to enforce the Agreement or as a result of his failure to abide by this Agreement, including reasonable attorneys’ fees in defending any released claims.

This Agreement shall apply to, be binding upon and inure to the benefit of the parties' successors, assigns, heirs and other representatives and be governed by North Carolina law (with the sole exception of its conflicts of laws provisions) and the applicable provisions of federal law, including but not limited to ADEA.

11.           SECTION 409A.

(a)   General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b)   Specified Executives. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified Executive" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive's death (the "Specified Executive Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Executive Payment Date shall be paid to the Executive in a lump sum on the Specified Executive Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

12.           Directors and Officers Insurance Confirmation. The Company confirms that Executive was and will continue to be a covered person under the Company’s insurance policy for directors and officers for the time period that he served as an employee and a director of the Company.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.

EXECUTIVE REPRESENTS THAT HE HAS CAREFULLY READ THE ENTIRE AGREEMENT, UNDERSTANDS ITS CONSEQUENCES, AND VOLUNTARILY ENTERS INTO IT.

/s/ John Kelley 4/7/17 John Kelley Date TENAX THERAPEUTICS, INC. By: /s/ Ronald Blank 4/7/17 Name: Ronald Blank Date Title: Chairman of the Board of Directors

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